FOR IMMEDIATE RELEASE

Bazaarvoice Welcomes Sydney Carey to Its Board of Directors

TIBCO executive vice president and chief financial officer will also serve as chairperson of the Audit Committee

Austin, Texas - April 5, 2012 - Bazaarvoice (NASDAQ: BV) today announced the appointment of TIBCO Executive Vice President and Chief Financial Officer Sydney Carey to the Board of Directors. A seasoned corporate finance and strategy executive, Carey will also serve as the chairperson of Bazaarvoice's Audit Committee and as a member of Bazaarvoice's Compensation Committee. Her appointment is effective April 4, 2012.

"I have deep respect for Sydney's financial leadership, strategic intelligence, and relentless focus on increasing shareholder value," said Brett Hurt, founder and CEO of Bazaarvoice. "Her guidance will be a tremendous asset as we scale our business to meet the needs of brands around the globe."

"Bazaarvoice is one of the most innovative platform companies in technology today," said Carey. "The data it captures - and the network effects it enables - changes the way that the biggest companies in the world operate to make them more efficient and consumer-centric."

Carey joined TIBCO in 2004 and has served as its CFO since January 2009. Prior to TIBCO, she was CFO at numerous organizations including Vernier Networks, Pacific Broadband Communications and Entera. Carey also held a variety of positions with Network Associates, including Vice President of Worldwide Sales Finance and Operations. She holds a Bachelor of Arts degree in economics from Stanford University.

She joins current members of the Board of Directors, including Chairman Thomas J. Meredith; Neeraj Agrawal; Michael S. Bennett; Brett A. Hurt; Dev C. Ittycheria; Edward B. Keller; and Christopher A. Pacitti.

About Bazaarvoice

Bazaarvoice, a leading social software and data analytics company, brings the voice of customers to the center of business strategy for more than 700 clients globally like Best Buy, Costco, Dell, Macy's, P&G, Panasonic, QVC, and USAA. Bazaarvoice helps clients create social communities on their brand websites and Facebook pages where customers can engage in conversations. These conversations can be syndicated across Bazaarvoice's global network of client websites and mobile devices, which allows manufacturers to connect directly with customers. The social data derived from online word of mouth translates into actionable insights that improve marketing, sales, customer service, and product development. Headquartered in Austin, Texas, Bazaarvoice has offices in Amsterdam, London, Munich, New York City, Paris, Stockholm, and Sydney. For more information, visit www.bazaarvoice.com, read the blog at www.bazaarvoice.com/blog, and follow on Twitter at www.twitter.com/bazaarvoice.

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